T.	Rowe Price Institutional International Funds, Inc.

T.	Rowe Price Institutional Emerging Markets Bond

The fund's reserve position disclosure has been revised to state that the fund's reserve positions can also consist of U.S. dollar or non-U.S. dollar currencies.

T.	Rowe Price Institutional International Funds, Inc.

T.	Rowe Price Institutional International Bond Fund

The fund's reserve position disclosure has been revised to state that the fund's reserve positions can also consist of U.S. dollar or non-U.S. dollar currencies.